Exhibit 99

           RPC, Inc. Reports 2003 Fourth Quarter and Full Year Results

     * Revenues for the Fourth Quarter Increased 26.6 Percent over Prior Year

     * Diluted EPS for the Fourth Quarter Increased to Earnings of $0.11 from a Loss of $0.04 in the Prior Year

     * 20 Percent Increase in Quarterly Dividend and Increase of 1.5 million shares in Stock Repurchase Program announced January 27, 2004

    ATLANTA, Feb. 17 /PRNewswire-FirstCall/ -- RPC Incorporated (NYSE: RES) announced its unaudited results for the fourth quarter and twelve months ended December 31, 2003. For the quarter ended December 31, 2003, revenues increased
26.6 percent to $69,719,000 compared to $55,073,000 last year. Net income was $3,306,000, or $0.11 diluted earnings per share, compared to a net loss of $1,100,000 or $0.04 diluted loss per share last year. Operating income for the quarter was $4,772,000, compared to an operating loss of $1,550,000 in the prior year. Earnings before interest, taxes, depreciation and amortization were $13,678,000, compared to $6,352,000 in 2002, an increase of 115.3 percent.
    For the twelve months ended December 31, 2003, revenues increased 29.4 percent to $270,527,000, compared to $209,030,000 last year. Net income was $10,893,000, or $0.38 diluted earnings per share, an increase from a net loss of $5,260,000, or $0.19 diluted loss per share last year. Operating income for the twelve months ending December 31, 2003 was $16,399,000 compared to an operating loss of $10,426,000 last year. Earnings before interest, taxes, depreciation and amortization was $50,905,000, compared to $23,262,000 in 2002, an increase of 118.8 percent.
    Cost of services rendered and goods sold was $42,698,000 during the fourth quarter of 2003, a 12.7 percent increase over the prior year. This increase was due to increases in direct employment costs and certain operational expenses, especially fuel costs, both of which vary with activity levels. Self-insured casualty claims costs were higher during the quarter as well. As a percentage of revenues, however, the cost of services rendered and goods sold decreased to 61.6 percent compared to 69.2 percent in 2002 because of improved pricing and higher equipment and personnel utilization. Selling, general and administrative expenses increased by 27.3 percent in the fourth quarter of 2003 to $13,669,000 compared to $10,739,000 in the prior year.
This increase was due to higher personnel and incentive compensation expense consistent with increased activity levels and profitability, and increased pension expense relating to RPC's pension plan obligation. These costs were
19.5 percent of revenues in 2002 and 19.6 percent this year. Depreciation and amortization was $8,310,000 during the quarter, 7.1 percent higher than last year, due to increased capital expenditures made during 2003.
    "RPC's fourth quarter results reflect the continuation of higher activity levels than we experienced at this time last year," stated Richard A. Hubbell, RPC's President and Chief Executive Officer. "Our overall domestic activity has increased due to higher customer drilling activity and the impact of the Bronco Oilfield Services acquisition completed at the beginning of the second quarter. The average domestic rig count during the fourth quarter was 1,108, 31 percent higher than the same period in 2002. Our revenues grew at a slightly lower rate than the rig count because of the types of wells that are being drilled. Our customers are focusing on shallower land wells rather than the deeper land and offshore wells where we are positioned geographically and our services are generally in higher demand. Also, the average natural gas price was $5.09 this quarter, 20 percent higher than the fourth quarter of last year. This had a positive impact on our results, because we believe that our activity levels are affected more by natural gas prices than by the price of oil. Colder weather this winter has pushed prices of gas and oil higher this quarter.
    "Our revenue increases compared to the prior year were driven by higher overall activity and pricing levels in most of our service lines. Despite high commodity prices, which historically would result in robust activity levels, our customers are more focused on capital preservation. We have seen activity levels beginning to recover in many of our service lines from their lower level in the third quarter. We are also continuing to experience weakness in the Gulf of Mexico market, where overall activity levels have decreased compared to the fourth quarter of last year.
    Hubbell continued, "We continued to make selective capital expenditures during the quarter to position ourselves to take advantage of relatively stable industry conditions. As always, however, we continued to focus on a strong balance sheet and we maintained our cash balance during the quarter, in spite of making approximately $10 million in capital expenditures. We believe that the international market represents an excellent growth opportunity for RPC. Late this quarter, we shipped equipment to Kuwait to begin work on a snubbing contract there in the first quarter of 2004. Domestically or internationally, we only pursue opportunities that we believe can provide acceptable expected returns on investment and diversify our operations into other markets and services. As we announced on January 27, our Board of Directors approved a 20 percent increase in our quarterly cash dividend, and the expansion of our stock repurchase program. This is a tangible benefit to our shareholders of our strong balance sheet and conservative management policies, and the extension of the stock repurchase program will allow us to continue to purchase stock during periods of low valuation."

    Summary of Segment Operating Performance
    RPC's business segments are Technical Services and Support Services. Technical Services includes RPC's oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer's well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services include snubbing, coiled tubing, pressure pumping, nitrogen, well control, downhole tools, wire line, fluid pumping, surface production equipment, and casing installation services.
    Support Services includes RPC's oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include drill pipe and related tools, pipe handling, inspection and storage services, work platform vessels, and oilfield training services.
    Both Technical Services and Support Services experienced stronger results due to the increased drilling rig count and related customer activity. Technical Services revenues rose 31.2 percent for the quarter compared to the prior year, driven by higher overall pricing and activity levels, and the impact of the Bronco Oilfield Services acquisition. Support Services revenues rose by 8.7 percent during the quarter compared to the prior year. This relatively lower increase was due to the end of a project involving our work platform vessels in the fourth quarter, and on the weaker activity levels for rental tools in and around the Gulf of Mexico, offset slightly by an increase in pricing and land rig activity levels in our rental tools service line. Corporate expenses increased compared to the prior year due to higher pension plan expenses, which was caused by decreases in discount rates used to calculate liabilities and other actuarial changes, higher incentive compensation due to improved financial performance during the year, and higher expenses associated with public company compliance.


                               Three Months Ended        Twelve Months Ended
                                     Dec 31,                    Dec 31,

                                2003         2002          2003          2002
                                              (in thousands)
     Revenues:
       Technical services    $56,827      $43,320      $216,321      $163,593
       Support services       10,416        9,584        43,909        35,784
       Other                   2,476        2,169        10,297         9,653
     Total revenues          $69,719      $55,073      $270,527      $209,030
     Operating profit
      (loss):
       Technical services     $7,279        $(302)      $22,433       $(1,162)
       Support services         (432)         101         2,641        (3,154)
       Other                    (155)        (278)       (1,355)       (1,603)
       Corporate expenses     (1,920)      (1,071)       (7,320)       (4,507)
     Total operating profit
      (loss)                  $4,772      $(1,550)      $16,399      $(10,426)
     Interest expense, net       (16)         (12)         (153)          (74)
     Other income, net           577          118         1,324         2,346
     Income (loss) before
      income taxes            $5,333      $(1,444)      $17,570       $(8,154)


    RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's investor website can be found at www.rpc.net .
    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC's future performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2002.
    RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. The attached schedule shows a reconciliation between EBITDA and Net Income, the most comparable GAAP measure. This reconciliation also appears on RPC's investor website.

      For information contact:
      BEN M. PALMER                     JIM LANDERS
      Chief Financial Officer           Corporate Finance
      404-321-2140                      404-321-2162


    RPC INCORPORATED AND SUBSIDIARIES

    STATEMENTS OF OPERATIONS  (In thousands except per share data)
    Periods ended December 31, (Unaudited)             Fourth Quarter
                                                                       %
                                                  2003       2002   BETTER
                                                                    (WORSE)
    REVENUES                                    $69,719     $55,073   26.6  %
    COSTS AND EXPENSES:
    Cost of services rendered and goods sold     42,968      38,126  (12.7)
    Selling, general and
     administrative expenses                     13,669      10,739  (27.3)
    Depreciation and amortization                 8,310       7,758   (7.1)
    Operating profit (loss)                       4,772      (1,550)     NM
    Interest expense, net                           (16)        (12) (33.3)
    Other income, net                               577         118      NM
    Income (loss) before income taxes             5,333      (1,444)     NM
    Income tax provision (benefit)                2,027        (344)     NM
    NET INCOME (LOSS)                            $3,306     $(1,100)     NM %

    EARNINGS (LOSS) PER SHARE
       Basic                                      $0.12      $(0.04)     NM %
       Diluted                                    $0.11      $(0.04)     NM %

    AVERAGE SHARES OUTSTANDING
         Basic                                   28,340      28,259
         Diluted                                 28,775      28,259


    RPC INCORPORATED AND SUBSIDIARIES

    STATEMENTS OF OPERATIONS  (In thousands except per share data)
    Periods ended December 31, (Unaudited)            Twelve Months
                                                                        %
                                              2003           2002     BETTER
                                                                      (WORSE)
    REVENUES                                $270,527       $209,030    29.4 %
    COSTS AND EXPENSES:
    Cost of services rendered and goods
     sold                                    168,766        143,362   (17.7)
    Selling, general and administrative
     expenses                                 52,268         44,852   (16.5)
    Depreciation and amortization             33,094         31,242    (5.9)
    Operating profit (loss)                   16,399        (10,426)      NM
    Interest expense, net                       (153)           (74) (106.8)
    Other income, net                          1,324          2,346   (43.6)
    Income (loss) before income taxes         17,570         (8,154)      NM
    Income tax provision (benefit)             6,677         (2,894)      NM
    NET INCOME (LOSS)                        $10,893        $(5,260)      NM %

    EARNINGS (LOSS) PER SHARE
       Basic                                   $0.38         $(0.19)      NM %
       Diluted                                 $0.38         $(0.19)      NM %

    AVERAGE SHARES OUTSTANDING
         Basic                                28,370         28,262
         Diluted                              28,786         28,262


    RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

    Periods ended December 31,
    (Unaudited)                                        Fourth Quarter

    NET INCOME (LOSS)                         $3,306     $(1,100)        NM %
    Income tax provision (benefit)             2,027        (344)        NM
    Total depreciation and amortization (a)    8,329       7,784       7.0
    Interest expense, net                        (16)        (12)    (33.3)
    EBITDA                                   $13,678      $6,352     115.3 %


    RECONCILIATION OF EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

    Periods ended December 31, (Unaudited)             Twelve Months

    NET INCOME (LOSS)                          $10,893    $(5,260)       NM %
    Income tax provision (benefit)               6,677     (2,894)       NM
    Total depreciation and amortization (a)     33,182     31,342      5.9
    Interest expense, net                         (153)       (74)   106.8
    EBITDA                                     $50,905    $23,262    118.8 %

     (a) Depreciation and amortization was derived from the statements of cash flows. This amount differs from depreciation and amortization presented on the statements of operations due to depreciation related to the manufacturing of goods which is included in cost of services rendered and goods sold.


    RPC INCORPORATED AND SUBSIDIARIES

    CONSOLIDATED BALANCE  SHEETS
    At December 31, (Unaudited)                          (In thousands)
                                                     2003              2002
    ASSETS
    Cash and cash equivalents                      $22,302           $11,533
    Accounts receivable, net                        53,719            40,168
    Inventories                                     10,057             9,206
    Deferred income taxes                            6,394             5,873
    Income taxes receivable                          4,149             8,817
    Prepaid expenses and other current assets        3,614             3,478
      Total current assets                         100,235            79,075
    Property, plant and equipment, net             109,163           105,338
    Intangibles, net                                15,488             9,609
    Other assets                                     1,864             1,932
      Total assets                                $226,750          $195,954

    LIABILITIES AND STOCKHOLDERS' EQUITY
    Accounts payable                               $19,603           $12,280
    Accrued payroll and related expenses             8,526             7,641
    Accrued insurance expenses                       2,852             2,800
    Accrued state, local and other taxes             1,549             1,659
    Short-term debt                                  1,110               552
    Other accrued expenses                           3,369             1,497
      Total current liabilities                     37,009            26,429
    Accrued insurance expenses                       5,856             4,898
    Long-term debt                                   4,800             2,410
    Pension liabilities                             12,972             6,931
    Deferred income taxes                           13,296             8,888
    Other long-term liabilities                      1,711             1,317
      Total liabilities                             75,644            50,873
    Common stock                                     2,862             2,861
    Capital in excess of par value                  26,796            26,431
    Retained earnings                              128,824           120,805
    Deferred compensation                           (1,076)           (1,186)
    Accumulated other comprehensive loss            (6,300)           (3,830)
      Total stockholders' equity                   151,106           145,081
      Total liabilities and stockholders' equity  $226,750          $195,954

    Certain prior year balances have been reclassified to conform with current year presentation.

    RPC INCORPORATED AND SUBSIDIARIES

    CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

    Twelve months ended December 31, (unaudited)
    (In Thousands)
                                                  2003              2002

    Operating Activities:
     Net income (loss)                          $10,893           $(5,260)
      Depreciation and amortization              33,182            31,342
      Other non-cash charges to earnings          5,365             7,840
      Other net changes in operating activities   1,191            (6,366)
      Net cash provided by operating activities  50,631            27,556

    Investing Activities:
     Capital expenditures                       (30,356)          (22,481)
     Other investing activities                  (4,314)              650
     Net cash used for investing activities     (34,670)          (21,831)

    Financing Activities:
     Dividends                                   (2,874)           (2,867)
     Cash paid for common stock purchased
      and retired                                (1,870)             (882)
    Other financing activities                     (448)           (1,178)
    Net cash used for financing activities       (5,192)           (4,927)

    Net increase in cash and cash equivalents    10,769               798
    Cash and cash equivalents at beginning
     of period                                   11,533            10,735
    Cash and cash equivalents at end of period  $22,302           $11,533

SOURCE  RPC Incorporated
    -0-                             02/17/2004
    /CONTACT: Ben M. Palmer, Chief Financial Officer, +1-404-321-2140, or Jim Landers, Corporate Finance, +1-404-321-2162, both of RPC Incorporated/
    /Web site:  http://www.rpc.net/
    (RES)

CO:  RPC Incorporated
ST:  Georgia
IN:  OIL
SU:  ERN